Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2016 THIRD QUARTER

Announces Exploration of Strategic Alternatives to Maximize Shareholder Value

OKLAHOMA CITY, Oklahoma…November 3, 2016… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results from continuing operations of the chemical business for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Net sales from continuing operations of $80.3 million

•	EBITDA loss from continuing operations of $31.0 million; adjusted EBITDA loss from continuing operations of $26.5 million

•	Operating loss from continuing operations of $45.9 million; adjusted operating loss from continuing operations of $43.9 million

•	Net loss from continuing operations applicable to common shareholders of $61.0 million, or $2.25 loss per diluted share; adjusted net loss from continuing operations applicable to common shareholders of $57.3 million, or $2.12 loss per diluted share

•	Completed plant turnarounds at Cherokee and Pryor during the quarter

“As we previously announced, our third quarter 2016 results were impacted by a combination of planned and unplanned maintenance activities at our three primary chemical facilities and the softening environment for our agricultural products,” stated Daniel Greenwell, LSB’s President and CEO.

“Although our results for the third quarter were not what we had initially anticipated heading in to the period, we utilized the downtime at our three facilities to conduct additional inspections, repairs and upgrades that we expect to improve facility performance going forward. More specifically, we are expecting that our ammonia plants at our three facilities will operate at an average on-stream rate of 95% in 2017 as a result of the work we’ve done over the past year. During the quarter we surpassed our initial goal of reducing SG&A by identifying approximately $6 million in savings annually, which we should benefit from for the full year of 2017. Finally, as we discussed at the end of the second quarter, we deployed proceeds from the July 2016 sale of our Climate Control Business to enhance our capital structure, reducing our total debt by $100 million, and redeeming $80 million of preferred stock (inclusive of accrued dividends). We anticipate that this strengthening of our balance sheet will lower our annual interest expense by approximately $7 million, reduce our dividends on preferred stock by $10 million annually and add to our overall financial flexibility. Collectively, we expect these plant improvements and cost reduction actions to yield meaningful improvement in revenue and EBITDA in 2017 translating into greater value for our shareholders.”

“Our El Dorado Facility’s new ammonia plant was down for the second half of July due to a lightning strike, and then after returning to service, we took it down at other points during the quarter for repairs and upgrades aimed at improving safety and reliability. Our Cherokee and Pryor Facilities both underwent scheduled Turnarounds in the quarter during which we also identified opportunities to improve our existing preventative maintenance programs, which we expect to enhance future performance of these operations. In short, while our third quarter results were below our forecast headed into the period, we believe that we have made investments that will deliver favorable returns in 2017.”

“With respect to our markets, the soft selling price environment for our agricultural products persisted during the period, and we expect modest change, other than perhaps short-term seasonal uplifts, for the next several quarters. We believe that the primary factor weighing on pricing is the additional ammonia and upgraded product capacity expected to come online over the next few quarters at several of our competitors’ facilities. Ultimately, we expect the domestic market and the market for exports to absorb this incremental production and for pricing to reflect that; however, in the near-term it remains an overhang.”

“The outlook for our industrial end markets remains consistent with recent quarters, as continued modest, gradual improvement of the U.S. economy is supporting steady demand for the nitric acid and ammonia we produce. Demand for our mining products, predominantly low density ammonium nitrate (LDAN) and ammonium nitrate (AN) solution, is likely to remain low for the foreseeable future due to a combination of regulatory headwinds and soft pricing. While LDAN will remain an important market for us, albeit smaller than in past years, we continue to work on shifting some of our capacity at El Dorado previously used to make LDAN towards high density ammonium nitrate (HDAN) for agricultural use in order to fully leverage our new ammonia plant at that facility.”

	Three Months Ended September 30,
	2016		2015
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$23.3	29%	$31.6	36%	(26.3)%
Industrial, Mining and Other	$56.9	71%	57.0	64%	(0.1)%

	$80.3		$88.6		(9.4)%

Comparison of 2016 to 2015 periods:

•	Net sales of agricultural products decreased, driven by a decline of approximately 36% in the selling prices of our key products, as indicated in the table below. Offsetting some of the reduction in selling prices were increases in sales volumes for UAN and HDAN, which were higher by 11% and 67%, respectively. Our UAN sales volumes were higher due to improved production rates providing additional product for sale at our Pryor Facility, while HDAN sales volumes were higher due to stronger demand and favorable weather conditions in the markets we sell into. Industrial acids and other chemical products sales increased primarily as a result of higher sales volumes of ammonia produced at our El Dorado Facility offset by lower product selling prices.

•	Excluding the one-time $39.7 million charge related to the impairment of the Company’s natural gas properties in 2015, operating loss and EBITDA loss increased as compared to the prior year primarily as a result of the aforementioned lower sales of agricultural products coupled with lost fixed cost absorption and increased repair expenses associated with the planned and unplanned downtime at our Pryor, Cherokee and El Dorado Facilities. Partially offsetting these factors were the benefits of the initial ammonia production of our El Dorado Facility, which translated into reduced feedstock costs and higher ammonia sales volumes during the period. Additionally, operating losses were higher in the third quarter of 2016 due to increased depreciation related to the expansion of the El Dorado Facility completed in the second quarter of 2016.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
	2016	2015	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	70,144	63,355	11%
High density ammonium nitrate (HDAN)	26,961	16,165	67%
Ammonia	14,942	15,976	(6)%
Other	3,051	3,514	(13)%

	115,098	99,010	16%

Average Selling Prices (price per ton) (A)
UAN	$137	$215	(36)%
HDAN	$202	$323	(37)%
Ammonia	$292	$465	(37)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products:

	Three Months Ended September 30,
	2016	2015	% Change
Product (tons sold)
Nitric acid	147,075	144,290	2%
LDAN/HDAN	22,978	11,746	96%
AN solution	15,873	28,771	(45)%
Ammonia	57,338	11,272	409%

	243,264	196,079	24%

Input Costs
Average purchased ammonia cost/ton	N/A	$445	N/A
Average natural gas cost/MMBtu	$2.84	$3.19	(11)%

Financial Position and Capital Additions

As of September 30, 2016, our total cash was $183.0 million, including approximately $107 million segregated for the redemption of Senior Secured Notes.

Total long-term debt, including the current portion was $519.6 million at September 30, 2016 compared to $520.4 million at December 31, 2015. In July 2016, we received net cash proceeds of approximately $349 million from the sale of the Climate Control Business (an additional $7 million of proceeds was received in October 2016). In September 2016, holders of our Senior Secured Notes agreed to allow us to redeem a portion of the Series E Redeemable Preferred and to redeem a portion of the Senior Secured Notes and all of the 12% Senior Secured Notes. In September 2016, we used $80 million to redeem a portion of the Series E Redeemable Preferred (including accumulated dividends and participation rights value). The aggregate liquidation value of the Series E Redeemable Preferred was $156.4 million, inclusive of accrued dividends at September 30, 2016 of $16.6 million.

In October 2016, we used approximately $107 million to redeem $50 million of the 7.75% Senior Secured Notes and all $50 million of the 12% Senior Secured Notes (including accrued interest and the redemption prices). Currently we have $375 million of Senior Secured Notes at 8.5% and approximately $57 million of other debt outstanding. We expect annual interest going forward, on the current level of debt to be approximately $35 million.

Our Working Capital Revolver Loan was undrawn at September 30, 2016. Borrowing availability, which is tied to eligible accounts receivable and inventories, was approximately $23 million at September 30, 2016. In addition to normal low seasonal demand for nitrogen fertilizer products in the third quarter, several of our chemical facilities had planned and unplanned downtime during the quarter. The normal low seasonal demand combined with planned and unplanned downtime resulted in lower eligible collateral, such as accounts receivable and inventory, for our borrowing base availability during the quarter. Interest expense, net of capitalized interest, for the third quarter of 2016 was $13.3 million compared to $0.9 million for the same period in 2015. The capitalization of interest related to investments in the El Dorado ammonia plant ceased when the plant went into service in May 2016, resulting in an increase in interest expense during the quarter.

Capital additions were approximately $12 million in the third quarter of 2016. Planned capital additions for the remainder of 2016, in the aggregate, are estimated to be approximately $14 million. For the full year of 2017, maintenance capital additions related to maintaining and enhancing safety and reliability at our facilities is expected to be between $30 million and $35 million. With the finalization of the El Dorado expansion and the sale of the Climate Control Business, we expect consolidated depreciation and amortization to be $70 million to $75 million in 2017.

Revised Volume Outlook

The Company’s outlook for sales volumes for the fourth quarter and full year of 2016 are as follows:

	Fourth Quarter 2016 Sales	Full Year 2016 Sales
Products	(tons)	(tons)
Agriculture:
UAN	95,000 – 100,000	380,000 – 385,000
HDAN	40,000 – 45,000	210,000 – 220,000
Ammonia	20,000 – 25,000	100,000 – 110,000
Industrial, Mining and Other:
Nitric acid	130,000 – 135,000	525,000 – 535,000
LDAN	20,000 – 25,000	70,000 – 75,000
AN Solution	10,000 – 15,000	68,000 – 73,000
Ammonia	45,000 – 50,000	120,000 – 130,000

Exploration of Strategic Alternatives

As announced in a separate press release today, the LSB Board of Directors has initiated a process to explore and evaluate a broad range of potential strategic alternatives for the Company. LSB has retained Morgan Stanley & Co. LLC as its financial advisor to assist with the strategic review process.

LSB noted that there can be no assurance that this strategic review process will result in a transaction. LSB does not intend to discuss or disclose developments with respect to the Board’s process unless and until the Board has approved a specific course of action. The press release can be found in the investor section of the LSB website at http://investors.lsbindustries.com.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Friday, November 4, 2016 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities, including our Cherokee and Pryor Facilities after turnarounds; our projections of trends in the fertilizer market; improvement of our financial and operational performance; reduction of our overall cost of capital; our planned capital additions for 2016; reduction of SG&A expenses; and volume outlook.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2015 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact:	Investor Relations Contact: The Equity Group Inc.
Mark Behrman, Chief Financial Officer (405) 235-4546	Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Nine Months Ended September 30,

	Three Months		Nine Months
	2016	2015	2016	2015
	(In Thousands, Except Per Share Amounts)
Net sales	$80,262	$88,567	$289,216	$347,670
Cost of sales	116,641	100,365	329,630	326,053

Gross profit (loss)	(36,379)	(11,798)	(40,414)	21,617
Selling, general and administrative expense	9,962	11,602	31,730	37,348
Impairment of natural gas properties	—	39,670	—	39,670
Other income, net	(409)	(866)	(20)	(1,357)

Operating loss	(45,932)	(62,204)	(72,124)	(54,044)
Interest expense, net	13,333	872	21,129	6,498
Non-operating other expense (income), net	2,451	(23)	437	(103)

Loss from continuing operations before benefit for income taxes	(61,716)	(63,053)	(93,690)	(60,439)
Benefit for income taxes	(22,226)	(26,632)	(30,747)	(25,381)

Loss from continuing operations	(39,490)	(36,421)	(62,943)	(35,058)
Income from discontinued operations, net of taxes	173,041	2,658	196,644	8,361

Net income (loss)	133,551	(33,763)	133,701	(26,697)
Dividends on convertible preferred stocks	75	—	225	300
Dividends on Series E redeemable preferred stock	7,372	—	22,351	—
Accretion of Series E redeemable preferred stock	12,137	—	16,620	—
Net income attributable to participating securities	1,920	—	1,718	—

Net income (loss) attributable to common stockholders	$112,047	$(33,763)	$92,787	$(26,997)

Income (loss) per common share:
Basic
Loss from continuing operations	$(2.25)	$(1.60)	$(4.17)	$(1.56)
Income from discontinued operations, net of taxes	6.39	0.12	7.89	0.37

Net income (loss)	$4.14	$(1.48)	$3.72	$(1.19)

Diluted
Loss from continuing operations	$(2.25)	$(1.60)	$(4.17)	$(1.56)
Income from discontinued operations, net of taxes	6.39	0.12	7.89	0.37

Net income (loss)	$4.14	$(1.48)	3.72	$(1.19)

LSB Industries, Inc.

Financial Highlights

Three and Nine Months Ended September 30, 2016 and 2015

Selling, general and administrative:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In Thousands)
Selling, general and administrative:
Personnel costs (A)	$5,265	$7,273	$15,841	$19,299
Fees and expenses relating to shareholders (B)	287	470	1,404	5,438
Professional fees (C)	1,490	1,161	5,408	3,438
All other	2,920	2,698	9,077	9,173

Total selling, general and administrative	$9,962	$11,602	$31,730	$37,348

(A)	Decreases in 2016 relate to lower headcount and thus overall lower compensation and benefits coupled with lower incentive compensation and training expenses.
(B)	In 2015, these fees and expenses included costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.
(C)	Increases in professional fees in 2016 are primarily related to our review of strategic initiatives in the first half of 2016 and updates to our corporate governance policies and practices.

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$76,010	$127,195
Restricted cash	106,940	—
Accounts receivable, net	39,781	49,601
Inventories:
Finished goods	11,695	19,029
Raw materials	1,554	5,428

Total inventories, net	13,249	24,457
Supplies, prepaid items and other:
Prepaid insurance	1,680	10,563
Precious metals	9,375	12,918
Supplies	22,568	18,681
Prepaid and refundable income taxes	6,514	6,811
Other	2,323	4,701

Total supplies, prepaid items and other	42,460	53,674
Deferred income taxes	4,369	4,774
Current assets held for sale	—	72,996

Total current assets	282,809	332,697
Property, plant and equipment, net	1,089,845	978,709
Intangible and other, net	12,942	16,640
Noncurrent assets held for sale	—	33,781

	$1,385,596	$1,361,827

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2016	December 31, 2015
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,946	$87,999
Short-term financing	919	9,119
Accrued and other liabilities	30,250	39,808
Current portion of long-term debt, net	110,495	22,468
Current liabilities held for sale	—	32,526

Total current liabilities	196,610	191,920
Long-term debt, net	409,090	497,954
Noncurrent accrued and other liabilities	9,356	8,786
Noncurrent liabilities held for sale	—	12,136
Deferred income taxes	112,556	52,179
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stocks, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $156,377,000 ($210,000 outstanding; aggregate liquidation preference of $212,287,000 at December 31, 2015)	137,983	177,272
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued (27,131,724 at December 31, 2015)	3,128	2,713
Capital in excess of par value	193,516	192,249
Retained earnings	342,880	248,150

	542,524	446,112
Less treasury stock, at cost:
Common stock, 3,369,145 shares (3,735,503 shares at December 31, 2015)	22,523	24,532

Total stockholders’ equity	520,001	421,580

	$1,385,596	$1,361,827

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), less benefit for income taxes and income from discontinued operations, net of taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in millions)
LSB Consolidated
Net income (loss)	$133.6	$(33.8)	$133.7	$(26.7)
Plus:
Interest expense	13.3	0.9	21.1	6.5
Provision for impairment	—	39.7	—	39.7
Depreciation and amortization	17.3	10.1	42.9	27.6
Benefit for income taxes	(22.2)	(26.6)	(30.7)	(25.4)
Income from discontinued operations	(173.0)	(2.7)	(196.6)	(8.4)

EBITDA	$(31.0)	$(12.4)	$(29.6)	$13.3

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Loss, Adjusted EBITDA, Adjusted Net Income (Loss) from continuing operations applicable to Common Stock and Adjusted Income (Loss) from continuing operations per Diluted Share

Adjusted operating loss, adjusted EBITDA, adjusted net income (loss) from continuing operations applicable to common stock and adjusted income (loss) from continuing operations per diluted share are reported to show the impact of a one-time consulting fee, start-up/commissioning costs, certain fair market value adjustments, severance, non-cash stock based compensation, non-cash loss on disposal of property, plant, and equipment, Delaware unclaimed property liability, and life insurance recovery. We believe that the inclusion of supplementary adjustments to operating loss, EBITDA, net loss from continuing operations applicable to common stock and diluted income per common share from continuing operations, are appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of operating loss, EBITDA, net loss from continuing operations applicable to common stock and diluted loss from continuing operations per common share excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in millions except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating loss Plus:	$(45.9)	$(62.2)	$(72.1)	$(54.0)
Impairment on natural gas properties	—	39.7	—	39.7
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
Loss on disposal of property, plant, and equipment	—	—	0.6	—
Stock based compensation	1.3	0.4	3.2	1.0
Start-up/ Commissioning costs at El Dorado	—	—	5.1	—
Severance costs	0.7	2.2	0.8	2.2

Adjusted operating loss	$(43.9)	$(19.9)	$(50.3)	$(11.1)

EBITDA Plus:	$(31.0)	$(12.4)	$(29.6)	$13.3
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
Loss on disposal of property, plant, and equipment	—	—	0.6	—
Stock based compensation	1.3	0.4	3.2	1.0
Start-up/ Commissioning costs at El Dorado	—	—	5.1	—
Fair market value adjustment on preferred stock embedded derivatives	2.5	—	1.0	—
Delaware unclaimed property liability	—	—	0.3	—
Life insurance recovery	—	—	(0.7)	—
Severance costs	0.7	2.2	0.8	2.2

Adjusted EBITDA	$(26.5)	$(9.8)	$(7.2)	$16.5

Net loss from continuing operations applicable to common stock Plus:	$(61.0)	$(36.4)	$(103.8)	$(35.4)
Impairment on natural gas properties (net of tax)	—	24.2	—	24.2
Consulting Fee- Negotiated property tax savings at El Dorado (net of tax)	—	—	7.4	—
Loss on disposal of property, plant, and equipment (net of tax)	—	—	0.4	—
Stock based compensation (net of tax)	0.8	0.2	1.9	0.6
Start-up/ Commissioning costs at El Dorado (net of tax)	—	—	3.1	—
Fair market value adjustment on preferred stock embedded derivatives (non-tax deductible)	2.5	—	1.0	—
Delaware unclaimed property liability (net of tax)	—	—	0.2	—
Valuation allowance on state net operating losses	—	—	3.7	—
Life insurance recovery (non-tax deductible)	—	—	(0.7)	—
Severance costs (net of tax)	0.4	1.3	0.5	1.3

Adjusted loss from continuing operations applicable to common stock	$(57.3)	$(10.7)	$(86.3)	$(9.3)

Weighted-average common shares (in thousands)	27,076	22,799	24,926	22,741

Adjusted loss from continuing operations per diluted share	$(2.12)	$(0.47)	$(3.46)	$(0.41)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net back” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Agricultural Sales ($ in millions)	$23.3	$31.6	$133.4	$170.2
Less Freight:	1.7	1.7	9.3	9.8

Netback	$21.6	$29.9	$124.1	$160.4